FOR IMMEDIATE RELEASE

CONTACT: Walter E. Daller, Jr., President and CEO

PHONE: 215-256-8851 ext. 1201

HARLEYSVILLE NATIONAL CORPORATION

AUTHORIZES STOCK REPURCHASE

AND CHANGES DIVIDEND DATES

HARLEYSVILLE, PA (December 14, 2000) -- The Board of Directors of Harleysville National Corporation (HNC) (NASDAQ: HNBC) today announced the approval of a plan to repurchase up to 453,000 shares of its outstanding common stock. As of December 14, 2000, the corporation had 9,253,762 shares of common stock outstanding.

Walter E. Daller, Jr., President & CEO of HNC, stated that this opportunity for the corporation and its shareholders would be realized in open market or negotiated transactions. No timetable has been set for the repurchases. The repurchased shares will be used for general corporate purposes.

The Board also approved a change in the timing of future cash dividend payments to accommodate general corporate purposes and for administrative convenience. Future cash dividends, as declared, will be paid on or about the fifteenth day of the third month of each calendar quarter. Therefore, a cash dividend declared for the first quarter 2001 would be payable on March 15, 2001 to shareholders of record on March 1, 2001.

HNC has increased cash dividends paid for the past 25 years. Historically, such cash dividends have been paid on the last business day of each calendar quarter.

Providing real life financial solutions, Harleysville National Corporation operates 40 banking offices in 10 counties throughout Eastern Pennsylvania through its three subsidiary banks -- The Harleysville National Bank and Trust Company, Citizens National Bank and Security National Bank. Investment Management and Trust Services are provided throughout the company by The Harleysville National Bank and Trust Company. HNC has assets in excess of $1.9 billion and is one of the top 100 banks in the US (of more than 7,000) based on its 1999 Return on Equity of 17.10%.

Harleysville National Corporation's stock is traded in the over-the-counter market under the symbol "HNBC" and commonly quoted under NASDAQ National Market Issues.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.